Exhibit 23.1 Consent of Independent Registered Public Accounting Firm We consent to the incorporation by reference in this Registration Statement pertaining to the Long Term Incentive Plan of U.S. Concrete, Inc. of our reports dated February 26, 2019, with respect to the consolidated financial statements of U.S. Concrete, Inc. and the effectiveness of internal control over financial reporting of U.S. Concrete, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission. /s/ Ernst & Young LLP Dallas, Texas May 16, 2019